EXHIBIT 24.1


CONFIRMING STATEMENT

This Statement confirms that the undersigned, Duston Williams, has authorized and designated each of William O. Sweeney, Assistant Secretary, Maxtor Corporation and Dawn C. Anderson, Assistant Secretary,
Maxtor Corporation, individually, to execute and file on the undersigned's behalf an application to obtain SEC EDGAR Filing Codes required for Section 15 filings together with all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a
result of the undersigned's ownership of or transactions in securities of Maxtor
Corporation. The authority of each of
William O. Sweeney and Dawn C. Anderson, individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3,4 and 5 with regard to the undersigned's ownership of or transactions in securities of Maxtor
Corporation, unless earlier revoked in
writing. The undersigned acknowledges that each of William 0. Sweeney and Dawn C.
Anderson, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.


Date: 12/03/2004

/s/Duston Williams
Duston Williams